INVESTOR RELATIONS AGREEMENT
                          ----------------------------

THOR EQUITY GROUP, INC., (hereafter referred to as "Thor") hereby agrees, pursuant to the terms of this agreement (the "Agreement"), to provide investor relation services to CancerOption.com, Inc., a Florida Corporation (referred to herein as the "Company"), in order to assist the Company in obtaining new investors in the Company's stock and in responding to inquiries from shareholders and the investment community.

SERVICES*
---------

THOR will provide various services to the Company during the term of this Agreement in order to promote the Company and its business objectives to the investment community. The services to be provided by THOR during the term of this Agreement shall include but not be limited to the following:

Review and analyze the Company's financial data and business plan and make recommendations to strengthen the Company's position in the financial market:

Introduce market makers and broker-dealers to the Company;

Introduce investors, potential shareholders, and other sources of capital to the Company;

Advise the Company on matters relating to shareholders relations;

Assist the Company in communicating on a regular basis with its shareholders;

Assist the Company with the distribution of all press releases to the Business wire, Dow Jones News service, Bloomberg News Service, Reuters News Service. Fax broadcast press releases to company shareholders.

FEES
----

Set forth below are the fees payable to undertake this engagement;

Expenses
--------

THOR shall be responsible for all of its costs and expenses incurred in the performance of its obligations and responsibilities outlined above. If Company should terminate this Agreement without givingTHOR 30 day advance notice, or if THOR should terminate this Agreement due to Company's failure to comply with the terms of this Agreement, Company shall be responsible for any cost incurred after notice of said termination'.

Additional Expenses
-------------------

Any additional costs such as printed matter, brochures for the Company, advertising in financial newspapers, financial newsletters, magazines, internet advertising, mass mailers, postage, travel and trade show expenses, 800 toll


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free phone call  services,  or any  additional  expenses  over and above  THOR's consulting fees shall be at the sole expense of the Company. THOR shall consult with the Company before any decisions are made with the above referenced additional costs.

Consulting Fees
---------------

Consulting fees are as follows:
$15,000.00 per month U.S.D.
Due the first day of each month for the tenn of the contract

Upon execution of this agreement $15,000.00 U.S.D. is due and payable to Thor Equity Group, LLC. Once the consulting fees are received the services contained herein will commence.

TERMINATION
-----------

This Agreement shall be month-to-month from the date of execution. The indemnity and disclosure provisions contained herein will remain operative and in full force and effect after termination of this Agreement. THOR may terminate this Agreement upon 30 days written notice in the event that the Company does not fully cooperate with THOR or THOR determines that the Company's actions are not in substantial compliance with all rules and regulations, whether local, state or federal; provided; that Company will have 20 days from the receipt of said notice to cure any default.

INDEMNIFICATION
---------------

Each party to this Agreement hereby agrees to indemnify and hold harmless the other party and its affiliates, successors, directors, officers, employees and agents from all claims, demands, judgment, expenses or fees arising out of said party's good faith and non-negligent performance of the duties and obligations set forth herein.

DISCLOSURE
----------

All non-public written or oral information given to THOR by the Company will be treated by THOR as confidential information, and THOR agrees not to make use of such information other than for the performance of this Agreement, and shall not disclose or release such information other than to: (1) third parties while perforining its services pursuant to this Agreement, and (II) the appropriate executive officers of the Company or as directed or permitted by such executive officers, in writing.

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ENTIRE AGREEMENT, ETC.
----------------------

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties relating to such subject matter. This Agreement cannot be modified or changed, nor can any of its provision be waived, except by written agreement signed by all parties.

GOVERNING LAWS AND JURISDICTION
-------------------------------

This Agreement shall be governed by the laws of the State of Arizona without regard to the principles of conflict of laws. And or any other state that the company may incorporate in.

COUNTERPARTS
------------

This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original document. The execution of this Agreement may be evidenced by the transmission of telecopied or facsimile signatures, which will have full binding effect.

ARBITRATION
-----------

Any controversy, claim or dispute arising out of or resulting from this Agreement, or the breach thereof, that cannot be resolved by negotiation, shall be resolved by arbitration, to be held in Arizona in accordance with the rules and regulations of the American Arbitration Association. Failure of a party to participate or cooperate shall constitute grounds for default judgment. The arbitrator shall award legal fees and costs to the prevailing party. The decision of the arbitrator shall remain final.

/s/ George E. Mahfouz, Jr.                   /s/ Arnold Takemoto
--------------------------                   ----------------------
George E. Mahfouz, Jr.                       Arnold Takemoto
President, Thor Equity Group, Inc.           President, CancerOption.com, Inc.
Date: 8-31-99                                Date: 8-31-99


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